Exhibit 10.29
December 27, 2007
Tod Woolf, Ph.D.
Chief Executive Officer
RXi Pharmaceuticals Corporation
60 Prescott Street
Worchester, MA 01605
     Re:     Reimbursement Agreement
Dear Tod:
     This letter sets forth the agreement (this “Agreement”) between CytRx Corporation (“CytRx”) and RXi Pharmaceuticals Corporation (“RXi”), each a Delaware corporation, with respect to certain fees and expenses incurred by the parties in connection with the following (collectively, the “Subject Work”): (i) preparation and filing by RXi with the Securities and Exchange Commission (“SEC”) of the Registration Statement on Form S-1 (Registration No. 333-147009), and all amendments thereto (as amended, the “Registration Statement”); (ii) responding to SEC comments on the Registration Statement; (iii) obtaining SEC effectiveness of the Registration Statement; (iv) preparing and amending a confidential treatment request covering documents filed as exhibits to the Registration Statement; (v) preparing and amending an application to have RXi’s common stock listed on Nasdaq; and (vi) the distribution of shares of RXi common stock pursuant to the Registration Statement.
     Because CytRx and RXi acknowledge and agree that the Subject Work will benefit both parties, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, CytRx and RXi agree as follows:
     1.     Payment of Fees and Expenses. Each of CytRx and RXi will bear and pay its own fees and expenses incurred in connection with the Subject Work, subject to its right to be reimbursed by the other for certain of such fees and expenses as provided below.
     2.     Reimbursement of Certain RXi Fees. CytRx will reimburse RXi an amount equal to 50% of the total fees and expenses paid by RXi to Bowne & Co., Inc., Computershare Limited, and Ropes & Gray LLP, in each case, to the extent such fees and expenses are directly attributable and primarily related to the Subject Work.
     3.     Reimbursement of Certain CytRx Fees. RXi will reimburse CytRx an amount equal to the sum of (i) $30,000 plus (ii) 50% of the total fees and expenses paid by CytRx to BDO Seidman, LLP, Sanli Pastore & Hill, Inc., and John Branch, in each case, to the extent such fees and expenses are directly attributable and primarily related to the Subject Work.
     4.     Initial Net Reimbursement Payment. On or before the date five days following the distribution date of CytRx’s shares of RXi common stock pursuant to the Registration Statement, CytRx and RXi will mutually determine as of the most recent practicable date the respective reimbursement amounts due to and from each of them under paragraphs 2 and 3 above based on reasonable documentation of such expenses, and CytRx or RXi, as the case may be, shall pay to the other the net reimbursement amount due in accordance with the parties’ determination. If the net reimbursement amount is not paid by the applicable party within the five day period, the amount shall bear interest at the rate of 1.5% per month (or portion thereof) until paid.
     5.     Subsequent Reimbursement Payments. Following the payment described in paragraph 4 above, all reimbursements under this Agreement shall be paid by CytRx and RXi within 30 calendar days after notice from CytRx or RXi, as the case may be, to the other that it has paid amounts that are reimbursable to it pursuant to paragraph 2 or paragraph 3 of this Agreement, which notice shall be accompanied by reasonable documentation of the nature and amount of such payments.
     6.     Notices. All notices and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, mailed by certified mail (return receipt requested) or sent by overnight delivery service or facsimile transmission to the parties at the following addresses or at such other addresses as shall be specified by the parties by like notice:

If to Cytrx:	CytRx Corporation 11726 San Vicente Boulevard, Suite 650 Los Angeles, CA 90049 Attention: President and Chief Executive Officer Fax: (310) 826-6139

If to RXi:	RXi Pharmaceuticals, Inc. One Innovation Drive Worcester, MA 01605 Attention: Chief Executive Officer Fax: (508) 767-3862
     7.     Governing Law. This Agreement shall be governed by and be constructed in accordance with the laws of the State of New York without regard to the conflict of laws provisions thereof.
     8.     Successors and Assigns. This Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the parties hereto.
     9.     Complete Agreement. This Agreement sets forth the entire agreement and understanding between the parties hereto with respect to the subject matter hereof. This Agreement may not be changed, altered, modified or amended in any respect, except in a writing signed by the parties hereto.
     10.     Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     11.     Attorney’s Fees. In the event of any litigation or other legal proceeding arising out of or related to this Agreement, the prevailing party shall be entitled to recover from the other party its reasonable attorneys’ fees and costs.
     If the above correctly reflects your agreement with respect to the foregoing matters, please so confirm by signing the acknowledgement below and returning a copy of this letter to me.

Very truly yours, CytRx Corporation
By:	/s/ Steven A. Kriegsman
Steven A. Kriegsman
President and Chief Executive Officer

Accepted and agreed to as of
the first date above written:

RXi Pharmaceuticals Corporation
By:	/s/ Tod Woolf
Tod Woolf, Ph.D.
Chief Executive Officer

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